Exhibit 19.1
Insider Trading Policy
Approved by the Board of Directors on June 21, 2023

Because Stitch Fix, Inc. has issued securities that are publicly traded, it is important that you follow this policy and federal and state securities laws. During the course of your relationship with Stitch Fix, Inc. (the “Company”), you will learn information that is material and not publicly known. It is illegal for you to purchase or sell our securities or the securities of companies working with us on the basis of material, nonpublic information. It is also illegal for you to pass such information on to others who may use it to purchase or sell our securities. All restrictions in this policy also apply to transactions in the securities of other companies, to the extent you have learned material, nonpublic information about these companies as a result of your role with the Company.
Covered Individuals
This policy (“Policy”) applies to all directors, officers, employees, consultants, and contractors of the Company ("Covered Individuals"). You are responsible for making sure that this policy is followed by anyone living in your household, any other individuals whose transactions are directed by you or subject to your influence or control, and any entities controlled by you or by any of the foregoing persons.
Statement of Policy
This policy prohibits not only illegal activities, but also other trading activities. These additional restrictions are designed to protect both you and the Company from even the appearance of improper activity. Our policy is as follows:
1.Material Nonpublic Information. You may not purchase or sell any type of security while you possess information that is both “material” and “nonpublic” relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Individual is in possession of material nonpublic information about other publicly traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Individual may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Individual shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.
2.Definitions.
Material information is information that a reasonable person would consider important in deciding whether to purchase, sell or hold a security, or information that is likely to have a significant effect on the market price of the security. For example, material information may include (but is not limited to) financial results, major partnership or product developments or announcements, merger or acquisition news, litigation filings or results, cybersecurity incidents, governmental actions, key personnel hires or departures, or pending public or private sales of debt or equity securities.

Nonpublic information is information that has not been announced publicly, such as by press release, conference call, a public filing with the U.S. Securities and Exchange Commission (the “SEC”) or similar means of public dissemination. You must wait until the second trading day after the information is publicly announced before you can trade. For example, if the information is publicly announced late on a Tuesday, you cannot trade until Thursday (assuming Wednesday was a trading day). In addition, you are not allowed to purchase or sell securities during any “blackout” period implemented by the Company, as described below.
Securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
Purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security.
Sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security.
The following are not considered Purchases or Sales under this Policy:
•cashless exercises of options that do not involve an open-market sale of securities;
•vesting of restricted stock units and settlement of such units in shares of the Company’s stock, as well as Company withholding of shares of stock to satisfy tax withholding obligations in connection with vesting;
•purchases or sales of the Company’s securities made pursuant to a plan adopted in accordance with Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or transactions under a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K.
3.Restrictions on Material Nonpublic Information. You may not discuss material, nonpublic information about the Company with anyone outside the Company or other Covered Individuals who are not in possession of such information. This prohibition covers spouses, family members, friends, other employees without a need to know such information, persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). This prohibition also includes disclosing material, nonpublic information on social media, blogs, or bulletin boards, even if done anonymously.
4.Trading Windows and Blackout Periods. To limit trading at times when persons covered by this policy may possess material nonpublic information, the Company has instituted quarterly trading windows and blackout periods and may institute special trading blackout periods from time to time. You may purchase or sell our securities only when the trading window period is open and when you do not possess material, nonpublic information about the Company. Directors and officers and certain other employees of the Company must also receive approval prior to trading in the Company’s securities, as described in paragraph 5 below. Trading window periods are those periods of time during which Covered Individuals can trade our securities, so long as they are not in possession of material, nonpublic information. At these times, the trading window is said to be “open.” We also impose the following standard “blackout” periods when the trading window is “closed.”
(a)Quarterly Blackout Period. All equity-eligible Company employees and employees who have previously been granted equity (and their controlled entities and household members) are subject to quarterly blackout periods (“Quarterly Blackout”). The Quarterly Blackout begins 21 days prior to the end of each fiscal quarter and ends at the start of the second full trading day following the date of public disclosure of the financial results for the prior fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter. From time to time, the Chief Legal Officer or their designate may update and revise the categories of persons as such officer may deem appropriate.
(b)Special Blackout Periods. In addition, from time to time, we may inform certain personnel that the window is “closed” for them (“Special Blackout”). A Special Blackout may be implemented if, in the judgment of the Chief Legal Officer or their designate, there exists material, non-public information that would make trades by these persons inappropriate. It is important to note that the fact that a Special Blackout has been implemented is considered inside information, it and should not be disclosed to others that the Company has suspended trading. If a Special Blackout has been imposed due to the existence of material, nonpublic information, generally the window period will not re-open until the beginning of the second trading day (e.g., one full trading day has elapsed) after the Company’s public dissemination of the material, nonpublic information, or until such time a determination is made that it is no longer material, nonpublic information. The Chief Legal Officer or their designate will notify individuals when a Special Blackout has been implemented and when it has been lifted.
(c)Exceptions. A Covered Individual who believes that special circumstances require them to trade outside an open window period should consult with the Company’s Chief Legal Officer or their designate. Permission to trade outside the open window period (during a trading blackout) will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned. Trading activities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or that are small transactions are not exempted from this Policy. The insider trading laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
5.Pre-Clearance Requirements for Directors, Officers and Certain Employees. In addition to the requirements of paragraph 4 above, the Chief Legal Officer or their designate will designate a list of persons or categories of persons who (with their controlled entities and household members) (“Covered Insiders”) may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from the Chief Legal Officer or their designate at least two business days in advance of the proposed transaction. Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. A request for pre-clearance should include the identity of the Covered Insider, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Covered Insider must execute a certification that he or she is not aware of material nonpublic information about the Company. The Chief Legal Officer or their designate, or the Chief Financial Officer for transactions by the Chief Legal Officer, will then determine whether the transaction may proceed and, if required, will coordinate the Company’s assistance in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. Notwithstanding receipt of pre-clearance, if the Covered Insider becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 plan or non-Rule 10b5-1 trading arrangement that has been preapproved in accordance with this policy are not subject to further preclearance. The Company may, at its discretion, shorten such period of time. Additional persons or categories of persons may be designated as Covered Insiders by the Chief Legal Officer or their designate at any time and from time to time as such officer may deem appropriate. None of the Company, the Chief Legal Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

6.Special and Prohibited Transactions.
(a)Inherently Speculative Transactions. You may not engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Company securities.
(b)Hedging Transactions. You may not engage in hedging or monetization transactions. Such transactions include a number of possible mechanisms, including prepaid variable forwards, equity swaps, collars and exchange funds. These hedging transactions permit a person to continue to own Company securities obtained through employee benefit plans or otherwise without the full risks and rewards of ownership. When that occurs, that person may no longer have the same objectives as the Company’s other shareholders.
(c)Margin Accounts and Pledged Securities. You are prohibited from holding Company securities in a margin account or otherwise pledging Company’s securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities and therefore is prohibited under this Policy.
7.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as discussed below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when you are in possession of material nonpublic information. We therefore discourage placing standing or limit orders on Company securities. If you determine that you must use a standing order or limit order (other than under an approved Rule 10b5-1 plan), the order should be limited to a short duration and you are required to cancel such instructions immediately in the event restrictions are imposed on your ability to trade pursuant to the Quarterly Blackouts and Special Blackouts as described above.
8.Prohibition on Recommending our Securities. You may never recommend to another person that he or she purchase, hold or sell our securities.
9.Post-Termination Transactions. If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material. If a Covered Individual’s services terminates during a Quarterly Blackout Period, the individual may not trade in the Company’s securities until the Blackout Period ends.
Rule 10b5-1 Plans
The trading restrictions set forth in this policy, other than the prohibitions described above, do not apply to (1) transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into accordance with or that comply with the requirements of Rule 10b5-1 (a “Trading Plan”) or (2) transactions under a previously established contract, plan or instruction to trade in the Company’s securities that satisfies the elements of a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K (a “Trading Arrangement”), in each case which has been submitted to and preapproved by the Chief Legal Officer or their designate. So long as the plan or arrangement is properly established, trading pursuant to a plan or arrangement may occur even at a time outside of our trading window period (i.e., during a blackout period) or when the plan participant is aware of material, nonpublic information. Each draft trading plan or arrangement must be reviewed and pre-approved by the Legal department on behalf of the Company, solely to confirm compliance with the guidelines set forth herein and federal securities laws. The Company will not review or pre-approve the trading specifics of any plan or arrangement, just the compliance of the plan or arrangement with federal securities laws. These plans or arrangements may only be established and subsequently amended during an open window and at a time when the Covered Insider is not aware of material, nonpublic information.
Once the plan or arrangement is prepared and becomes effective, it cannot be changed, terminated or deviated from except with approval by our Legal department and only during an open window and at a time when the Covered Insider is not aware of material, nonpublic information. Furthermore, modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period as required by Rule 10b5-1. The Chief Legal Officer or their designate may impose such other conditions on the implementation and operation of a Trading Plan or Trading Arrangement as the Chief Legal Officer or their designate deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Chief Legal Officer or their designate. A Covered Insider may not materially amend or modify their existing plan, or terminate and adopt a new plan, more than once per calendar year.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and Trading Arrangement, or the execution of transactions made under a Trading Plan or Trading Arrangement. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan or Trading Arrangement if the Chief Legal Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Chief Legal Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan
Consequences of Violations
Violations of either the insider trading laws or this Policy are extremely serious matters. The U.S. Securities and Exchange Commission and the stock exchanges monitor stock trading and routinely investigate suspicious activity. The penalties for violating the insider trading laws are severe (including fines and imprisonment and serious criminal or civil charges against the individual and the Company), and even having to respond to an investigation can result in significant legal expenses and unwanted negative publicity for both you and the Company.
In addition, violation of this policy may result in severe personnel action, including termination of your employment or other relationship with us. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Additional Information and Questions
If you have any questions about any aspect of this policy, you are encouraged to contact the Legal Department (asklegal@stitchfix.com).
Interpretation, Amendment, and Implementation of this Policy
The Chief Legal Officer or their designate shall have the authority to interpret and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws.